Exhibit 99.1

**PRESS RELEASE**

Contact:
Kenneth A. Martinek
Chairman, President &
Chief Executive Officer
(914) 684-2500

NORTHEAST COMMUNITY BANCORP, INC. ANNOUNCES
BRANCH EXPANSION IN MASSACHUSETTS

White Plains, New York – February 5, 2009 – Northeast Community Bancorp, Inc. (Nasdaq Global Market: NECB), the holding company for Northeast Community Bank, announced today that it will open two new full-service branches in Danvers and Plymouth, Massachusetts in the second quarter of 2009.  The Bank intends to move its loan production office, currently located in Wellesley, Massachusetts, to the recently purchased Danvers location by early March and expects to offer retail banking by the end of April 2009.  The Bank recently entered into an agreement to purchase property for the new branch in Plymouth and expects this full-service branch to open by May 31, 2009.

Commenting on the first two Massachusetts branch openings, Kenneth A. Martinek, Chairman, President and Chief Executive Officer of the Company, said “We are very excited about our branch expansion program in Massachusetts and are confident in our ability to continue to take advantage of our expertise in multifamily, mixed use and nonresidential real estate lending at these new locations.  Northeast Community Bank has developed relationships with many commercial loan customers in eastern Massachusetts/the greater Boston metropolitan area and we plan to build on those relationships and establish new ones.”

Northeast Community Bancorp, Inc. is the holding company for Northeast Community Bank.  Northeast Community Bank is a federally chartered savings bank that operates six full-service offices in New York and a loan production office in Wellesley, Massachusetts.